EXHIBIT 99.1

Collins J. Seitz, Jr.
TEL	(302) 888-6278
FAX	(302) 255-4278
EMAIL	cseitz@cblh.com
REPLY TO Wilmington Office

June 20, 2008

BY FACSIMILE

Andrew J. Varner, Esq.

O’Melveny & Myers, LLP

1625 Eye Street, NW

Washington, DC 20006

Telecopy: (202) 383-5414

Re:	Agreement and Plan of Merger, dated March 28, 2008,
by and among Merisel, Inc., TU Holdings, Inc.
and TU Merger, Inc. (the “Merger Agreement”)

Dear Andrew:

I write in response to your June 9, 2008 letter (the “June 9 Letter”) in which TU Holdings, Inc. (“TU Holdings,” and together with TU Merger, Inc. and American Capital Strategies, Ltd., “ACAS”) purports to terminate the above-referenced Merger Agreement on the grounds that (i) “Merisel has experienced a Company Material Adverse Effect to its business, which is continuing, such that Merisel will not be able to satisfy the Agreement’s closing conditions;” (ii) “certain of the representations and warranties made by Merisel in the Agreement were untrue when made, including without limitation the representation in Section 2.6(b) that, from December 31, 2007 through the date of the Agreement, there had not been any event, development or state of circumstances that had, individually or in the aggregate, a Company Material Adverse Effect;” and (iii) Merisel allegedly has breached its obligation under the Merger Agreement to provide access to its books and records.

Contrary to your claims, Merisel has not experienced, nor is it experiencing, a Company Material Adverse Effect (as defined in the Merger Agreement). Nor has Merisel breached any other obligation under the Merger Agreement. As such, ACAS’s purported termination of the Merger Agreement pursuant to Section 6.1(f)(i) is invalid and constitutes a material breach by ACAS of its covenants and agreements under the Merger Agreement, including, but not limited to, ACAS’s agreement to effect the merger in accordance with Article I of the Merger Agreement and to otherwise consummate the transaction.

Andrew J. Varner, Esq.

June 20, 2008

On account of ACAS’s material breach of the Merger Agreement, Merisel hereby terminates the Merger Agreement pursuant to Section 6.1(e)(i) and demands payment of the Reverse Termination Fee pursuant to the terms of the Merger Agreement.

Very truly yours,

/s/ Collins J. Seitz, Jr.

Collins J. Seitz, Jr.

cc:	American Capital Strategies, Ltd.
Merisel, Inc.
Michael J. Aiello, Esq.
Stewart D. Aaron, Esq.